Exhibit 1.1

AMENDMENT NO. 1 TO THE SALES AGREEMENT

December 5, 2023

JEFFERIES LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

This Amendment No. 1 to the sales agreement (this “Amendment No. 1”) is entered into as of the date first written above by Disc Medicine, Inc., a Delaware corporation (the “Company”), and Jefferies LLC (the “Agent”), that are parties to that certain sales agreement, dated October 10, 2023 (the “Sales Agreement”) relating to the offering of up to $59,700,000 of the Company’s Common Shares (the “Original Offering Amount”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Sales Agreement.

On the date hereof, the Company filed or will file (i) a prospectus supplement (the “December 2023 Prospectus”) to a new shelf Registration Statement on Form S-3 (333-2725652) (the “November 2023 Registration Statement”) relating to the offer and sale of the Original Offering Amount plus an additional $140,300,000 of the Company’s Common Shares (the “Additional Offering Amount”) pursuant to the Sales Agreement and (ii) a post-effective amendment to its existing shelf Registration Statement on Form S-3 (333-269272) (the “Existing Shelf”) to terminate any and all offerings of its securities pursuant to the Existing Shelf (the “Post-Effective Amendment”), including its offering of the Original Offering Amount pursuant to the Sales Agreement and a prospectus supplement thereto filed with the Commission on October 10, 2023 (the “October 2023 Prospectus”). Once the Commission has declared the Post-Effective Amendment effective, the Original Offering Amount shall be offered and sold pursuant to the December 2023 Prospectus and no further offerings or sales of the Original Offering Amount shall be made pursuant to the October 2023 Prospectus.

This Amendment No. 1, among other items, increases the aggregate offering price to $200,000,000.

The parties, intending to be legally bound, hereby amend the Sales Agreement as follows:

1. The preamble to the Sales Agreement is hereby deleted in its entirety and replaced with the following:

“Disc Medicine, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell from time to time through Jefferies LLC, as sales agent and/or principal (the “Agent”), shares of the Company’s common stock, par value $0.0001 per share (the “Common Shares”), having an aggregate offering price of up to $200,000,000 on the terms set forth in this agreement (this “Agreement”).”

2. For the avoidance of doubt, any reference to (i) “Prospectus” in the Sales Agreement shall be deemed to include the December 2023 Prospectus and (ii) Registration Statement shall be deemed to include the November 2023 Registration Statement.

3. The Company represents and warrants to, and agrees with the Agent that: (a) this Amendment No. 1 has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (b) that on the date hereof, the Company will file (i) a prospectus supplement relating to the Additional Offering Amount which may be issued pursuant to the Sales Agreement as amended by this Amendment No. 1, (ii) a Current Report on Form 8-K relating to this Amendment No. 1 and (iii) the Post-Effective Amendment to terminate any and all offerings of its securities pursuant to the Existing Shelf.

4. Without limiting any other agreement, including Section 3(d), as applicable, the Company agrees to pay all costs, fees and expenses incurred in connection with entering into this Amendment No. 1 and the performance of the Company’s obligations under the Sales Agreement as amended by this Amendment No. 1 and the transactions contemplated hereby and thereby, including without limitation, (i) all filing fees, attorneys’ fees and expenses incurred by the Company or any Agent in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Shares authorized by this Amendment No. 1 for offer and sale under the state securities or blue sky laws or the provincial securities laws of Canada, and, if requested by an Agent, preparing and printing a “Blue Sky Survey” or memorandum and a “Canadian wrapper” and any supplements thereto, advising the Agent of such qualifications, registrations, determinations and exemptions, (ii) the reasonable fees and disbursements of the Agent’s counsel, including the reasonable fees and expenses of counsel for the Agent in connection with, FINRA review, if any, and approval of the Agent’s participation in the offering and distribution of the Shares authorized by this Amendment No. 1, provided, however, that the reasonable and documented fees and associated expenses of the counsel for the Agent in connection with the Company’s filings with the FINRA shall not exceed $15,000 (excluding the FINRA filing fees referred to in Section 3(d)(viii) of the Sales Agreement, and in addition to the fees and disbursements referred to below) and (iii) in connection with the execution of this Amendment No. 1 which such amount is due upon the execution of this Amendment No. 1. The fees and disbursements of Agent’s counsel pursuant to subsections (i), (ii) and (iii) above shall not exceed $75,000. For the avoidance of doubt, the $75,000 of fees and disbursements of Agent’s counsel that may become payable by the Company hereunder shall be in addition to the fees and disbursements of Agent’s counsel in connection with entering into the Sales Agreement that are payable by the Company under Section 3(d) of the Sales Agreement in connection with each Triggering Event Date.

5. The Sales Agreement, as amended by this Amendment No. 1, represents the final agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Amendment No. 1 may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Amendment No. 1.

6. The invalidity or unenforceability of any section, paragraph or provision of this Amendment No. 1 shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Amendment No. 1 is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable. All references in the Sales Agreement to the “Agreement” shall mean the Sales Agreement as amended by Amendment No. 1 and all references to “date of this Agreement” in the Sales Agreement shall be deemed to refer to each of the date of the Sales Agreement and the date of this Amendment No. 1 as context requires.

7. This Amendment No. 1 shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Amendment No. 1 or the transactions contemplated hereby or by the Sales Agreement may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth in the Sales Agreement shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

8. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile, electronic mail or other transmission method as permitted by applicable law, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) of this Amendment No. 1 shall have the same validity and effect as a signature affixed by the party’s hand.

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If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Sales Agreement between the Company and the Agent.

Very truly yours,

JEFFERIES LLC

By:	/s/ Donald Lynaugh
Name:	Donald Lynaugh
Title:	Managing Director

ACCEPTED as of the date first-above written:

DISC MEDICINE, INC.

By:	/s/ John Quisel
Name:	John Quisel
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to the Sales Agreement]